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                                                                      EXHIBIT  A

                                VOTING AGREEMENT

         This Voting Agreement (this "Agreement") is entered into and delivered as of June __, 2000 by and among Michael J. Olson, Teddy Mansfield, Ralph A. Trallo, Dale L. Ferguson, Thomas P. McShane, and W. Lawrence Petcovic (individually, a "Shareholder", and collectively, the "Shareholders"), and Kenny Industrial Services, L.L.C., a Delaware limited liability company ("Parent").

                                    RECITALS

         As of the date of this Agreement, each Shareholder owns of record or otherwise controls the voting power of the shares of common stock, par value $0.0025 per share ("Company Common Stock"), of Canisco Resources, Inc., a Delaware corporation (the "Company") set forth under his or her name on the signature page hereto. All such shares, together with any shares of Company Common Stock acquired by a Shareholder or as to which a Shareholder acquires the control of voting power prior to the termination of this Agreement, are sometimes referred to herein as the "Shares" and the Shares owned or controlled by an individual Shareholder are sometimes referred to herein as "his or her Shares."

         The Company, Canisco Acquisition, Inc. and Parent are concurrently entering into an Agreement and Plan of Merger (the "Merger Agreement") on the terms set forth in the Merger Agreement. All capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

         Parent has required, as a condition to its willingness to enter into the Merger Agreement, that each Shareholder enter into this Agreement.

                               TERMS OF AGREEMENT

         In consideration of the mutual representations, warranties, covenants, and agreements set forth in the Merger Agreement and in order to induce Parent to enter into the Merger Agreement and to consummate the transactions contemplated thereby, each Shareholder hereby agrees as follows:

                                    ARTICLE I

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

         The Shareholders hereby represent and warrant to Parent as follows:

         1.1. AUTHORITY, ETC. Each Shareholder is an individual with competence and authority under applicable law to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Each Shareholder has all necessary authority to execute, deliver, and perform this Agreement and the grant of the rights covered hereby. This Agreement has been duly executed and delivered by each Shareholder and constitutes a legal, valid, and binding obligation of each such Shareholder, enforceable against such Shareholder in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

         1.2. TITLE TO SHARES. Each Shareholder is the record and beneficial owner of or otherwise controls the voting power of the number of Shares set forth under his or her name on the signature page

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hereto and owns or controls such Shares free and clear of liens, claims, charges or encumbrances of any kind or any proxy or voting restriction.

                                   ARTICLE II

                          TRANSFER AND VOTING OF SHARES

         2.1. RESTRICTION ON TRANSFER OF SHARES. During the Term (as defined below), each Shareholder shall not (other than tendering Shares to Parent and Merger Subsidiary pursuant to the transactions described in the Merger Agreement) (a) sell, transfer, pledge, grant a security interest in or lien on or otherwise dispose of or encumber any of his or her Shares or relinquish control of the voting power with respect to any of his or her Shares, (b) deposit any of his or her Shares into a voting trust, enter into a voting agreement or arrangement or grant any proxy (except a proxy under the proxy statement, if any, voted in accordance with this Agreement) with respect to any of his or her Shares, or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer, pledge, grant of a security interest in or lien on or other disposition of or encumbrance on his or her Shares.

         2.2. VOTING OF SHARES. Each Shareholder does hereby irrevocably agree to vote each of his or her Shares at every annual, special or adjourned meeting of the shareholders (including any consent in lieu of a meeting) of the Company during the term of this Agreement (i) in favor of the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, (ii) against any Acquisition Proposal (as defined in the Merger Agreement) involving the Company, or any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled, and (iii) in favor of any other matter relating to the consummation of the transactions contemplated by the Merger Agreement. For the purposes of this Agreement, "Term" shall mean the period from the date of execution of this Agreement until the earlier of the date of termination of the Merger Agreement or the date of the closing of the transactions contemplated thereby.

         2.3. FURTHER ASSURANCES. Each Shareholder shall take such further actions and execute such further documents and instruments as may reasonably be requested by Parent to carry out the provisions of this Agreement.

                                   ARTICLE III

                               GENERAL PROVISIONS

         3.1. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, each Shareholder agrees to negotiate with Parent in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         3.2. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between each Shareholder and Parent, with respect to the subject matter hereof.


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         3.3.     ASSIGNMENT. Except as provided herein, this Agreement shall not be assigned by operation of law or otherwise. This Agreement shall be binding upon each Shareholder and his or her successors and assigns.

         3.4. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of Parent, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         3.5. SPECIFIC PERFORMANCE. Each Shareholder agrees that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that Parent shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         3.6. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed and to be performed entirely within that State. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against each Shareholder if given by mail, postage prepaid, mailed to such Shareholder at his or her address as currently reflected on the records of the Company.

         3.7. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.


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         IN WITNESS WHEREOF, each Shareholder has caused this Agreement to be duly executed and delivered as of the day and year first written above.

                                             THE SHAREHOLDERS:

                                             /s/ Michael J. Olson
                                             -------------------------------
                                             Michael J. Olson
                                             37,619 shares of Common Stock

                                             /s/ Teddy Mansfield
                                            --------------------------------
                                             Teddy Mansfield
                                             156,000 shares of Common Stock

                                             /s/ Ralph A. Trallo
                                             -------------------------------
                                             Ralph A. Trallo
                                             113,321 shares of Common Stock

                                             /s/ Dale L. Ferguson
                                             -------------------------------
                                             Dale L. Ferguson
                                             49,000 shares of Common Stock


                                             /s/ Thomas P. McShane
                                             -------------------------------
                                             Thomas P. McShane
                                             18,300 shares of Common Stock


                                             /s/ W. Lawrence Petcovic
                                             -------------------------------
                                             W. Lawrence Petcovic
                                             10,886 shares of Common Stock


ACCEPTED AND AGREED:

KENNY INDUSTRIAL SERVICES, L.L.C.

By: /s/ Michael Rothman
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Its: Chief Executive Officer
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